Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

VIA EMAIL AND OVERNIGHT MAIL

January 19, 2006

Paul D. Sonkin
Hummingbird Management LLC
460 Park Avenue – 12th Floor
New York, New York 10021

Dear Mr. Sonkin,

We are in receipt of your January 19, 2006 letter to the Board of Directors of Meade Instruments Corporation (“Meade” or, the “Company”). As you know, Steve Murdock, Michael Hoopis and I had arranged to meet with you at the Company earlier this month so that you could present your concerns to us in person. We are disappointed that you cancelled that meeting and have rejected our subsequent offers to reschedule that meeting or hold a conference call.

While we remain willing to discuss these matters with you in person, we thought it would be helpful to address the matters you have raised publicly in your letter:

•	Production concerns at Simmons: As the Company has discussed in our recent quarterly report on Form 10-Q as well as in our investor calls, we have experienced supply problems with the Asian factory that manufactures the vast majority of the Company’s newly designed Simmons riflescopes. The Asian supply problems have significantly diminished both sales-to-date and management’s outlook for Simmons for the remainder of the fiscal year. The Company has secured a second Asian supplier of its proprietary Simmons riflescopes and expects Simmons sales to return to historical levels as the supply difficulties are resolved. In addition, we would like to remind you that Meade Instruments has been successfully sourcing products from Asia for over three decades. Again, we reiterate that the current riflescope supply problem is being dealt with in an aggressive manner.

•	Change in CEO compensation: Mr. Murdock is one of the Company’s largest stockholders, with beneficial ownership, as reported in our last proxy statement, of approximately 10% of our outstanding common stock. The Compensation Committee of our Board believes that Mr. Murdock’s mix of salary, incentive and equity compensation is appropriate, taken in the context of his already significant stock ownership. In addition, we would like to clarify your statement regarding the most recent bonus payment received by Mr. Murdock. As stated in our most recent proxy statement, all bonuses set forth in the Summary Compensation Table of such proxy statement represent bonus amounts actually paid to the named executive officer during the respective fiscal year; however, these amounts are based on the Company’s and each named executive officer’s performance during the previous fiscal year. Accordingly, the $325,000 bonus paid to Mr. Murdock during fiscal 2005 represented funds paid to Mr. Murdock in June, 2004 for the Company’s performance from March 1, 2003 through February 28, 2004. During fiscal 2004, the Company had net income of $2,452,000 or $0.13 per share. Mr. Murdock has received no bonus payments since June 2004. As to our other executives, our Compensation Committee evaluates their compensation in light of Company and individual performance as well as market trends, and where appropriate, advice from outside consultants.

•	Investor Relations: We recognize the importance of good communications with the investment community and as we had previously advised you, remain amenable to your input on cost-effective communication strategies.

We share your enthusiasm for the success of the Company and take the concerns articulated by you in your letter seriously. As we have reiterated to you on prior occasions, our Board of Directors is committed to taking the necessary action to maximize long-term stockholder value in the interest of all of our stockholders.

Very truly yours,

Harry Casari
Chairman of the Board
Meade Instruments Corporation